Exhibit 10.1
March 29, 2021

Matt Krepsik
[address omitted]
Dear Matt,
Quotient Technology Inc. ("Quotient" or the “Company") is pleased and proud to extend to you an offer of employment with Quotient as our Chief Analytics Officer. This position will report to the Chief Executive Officer, Steven Boal and will be remote (Chicago). We look forward to your starting no later than April 30, 2021.
At Quotient, we know that people are our most important asset, and we are happy to offer you a comprehensive compensation package which includes the following:
•An annual base salary of $350,000.00 paid on a semi-monthly basis, less all applicable withholding and deductions. Currently, the Company's salary payroll dates are the 15th and the last working day of each month.
•The opportunity to earn an annual, discretionary bonus of up to 60% of your base salary (less all applicable withholding and deductions). This bonus is based on Company's overall performance to be determined by the Company in its sole discretion and upon your successful completion of full year objectives and individual performance. The bonus will be prorated to your start date in your first year of employment and you must be an employee of the Company by October 1st to be eligible for the bonus payment. You must remain an employee of the Company and be in good performance standing through each bonus payment date in order to receive your bonus.
•A benefits package (subject to eligibility) which includes medical, dental, and vision coverage. You may also be eligible to participate in Quotient's 401(k) plan, which currently includes a company match of up to $6,000 annually. The complete benefits package is outlined in the attached benefits summary.
•Subject to the approval of Quotient's Board of Directors, Compensation Committee, you will be granted restricted stock units (the “RSUs") to acquire 75,000 shares of Quotient's Common Stock. The RSUs will be subject to the terms and conditions applicable to awards granted under Quotient's equity incentive plan ("Plan"), as described in the Plan and the applicable award agreement. The RSUs will vest twenty-five percent (25%) of the shares on the one (1) year anniversary of grant date or on the date as determined by the Board of Directors, the Compensation Committee, (the "Vesting Commencement Date"), and six and ¼ percent (6.25%) of the shares every three (3) months thereafter on the anniversary date of the Vesting Commencement Date, as further described in the Plan and the applicable award agreement. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.
•Subject to the approval of Quotient's Board of Directors, Compensation Committee, you will be granted restricted stock units (the “RSUs”) to acquire 10,000 shares of Quotient's Common Stock. The RSUs will be subject to the terms and conditions applicable to awards granted under Quotient's equity incentive plan ("Plan"), as described in the Plan and the applicable award agreement. The RSUs will vest one hundred percent (100%) of the shares on the one (1) year anniversary of grant date or on the date as determined by the Board of Directors, the Compensation Committee, (the "Vesting Commencement Date”). No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.
•Subject to the approval of Quotient's Board of Directors, Compensation Committee, and subject to the Change of Control Severance Agreement (“CoC Agreement), you will be eligible to receive additional
© 2021 Quotient Technology Inc.

benefits in case of termination of employment without cause or resignation for good reason, both within and outside of a change of control period, pursuant to the terms of the CoC Agreement.
We also do have conditions of employment (many legally mandated), a few of which we need to highlight for you in this letter. In order to go forward as an employee of Quotient, you will need to understand and agree to the following:
•We require a fully signed and executed At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement (the "Confidentiality Agreement"). This is being provided to you with this offer, and, your signed copy will be provided to you on or after your last day of employment. In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law. Please note that we must receive your signed Confidentiality Agreement before your first day of employment.
•In addition, by signing this letter, you confirm that you are under no contractual or other obligations that would prohibit you from, or that would conflict or that are inconsistent with your performing your duties with Quotient. Lastly, we fully expect that you will comply with any prior employers' agreements of this nature or any other obligations you may have to a former employer or otherwise.
•All employment with Quotient is "at-will,” meaning that either you or Quotient may terminate your employment at any time and for any reason or for no reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and Quotient regarding this term. Although your job duties, title, compensation and benefits, as well as Quotient's policies and procedures, may change from time to time, the "at will” nature of your employment may only be changed in an express written agreement signed by you and Quotient's Chief Executive Officer. We request that, in the event of resignation, you give the Company at least two weeks' notice.
•During the period that you are employed by Quotient, you agree to not engage in any employment, business or activity that is in any way competitive with the business or proposed business of Quotient. Please disclose to Quotient in writing any other employment, business or activity that you are currently associated with or participate in that competes with Quotient. You may not assist any other person or organization in competing with Quotient or in preparing to engage in competition with the business or proposed business of Quotient.
•On your first day of work, please bring documentation demonstrating that you have authorization to work in the United States. A list of required documents will be provided to you prior to your start date. If you have questions about this requirement, which applies to U.S. citizens and non U.S. citizens alike, you may contact our Human Resources office at (650) 605-4600.
•The Company reserves the right to conduct background investigations and/or reference checks on all of its potential employees. Your job offer, therefore, is contingent upon a clearance of such a background investigation and/or reference check, if any.
This letter, along with the enclosed agreements sets forth the terms of your employment with the Company and supersede and replace any prior understanding or agreements, whether oral, written or implied, between you and Quotient regarding the matters described in this letter.
We would be delighted if you would accept this offer, with all the terms and conditions listed above, by signing and dating both the original of this letter as well as the Confidentiality Agreement and return them to me. This offer, if not accepted, will expire at the close of business on March 31, 2021.
We cannot tell you how excited we are that you are making the decision to join Quotient! If you have any questions concerning this offer, please contact me.
Quotient Technology Inc. | 400 Logue Avenue, Mountain View, CA 94043 | O 650.605.4600 | F 650.605.4700 | W quotient.com

Very truly yours,
/s/ Steven Boal

Steven Boal, CEO
Quotient Technology Inc.

Quotient Technology Inc. | 400 Logue Avenue, Mountain View, CA 94043 | O 650.605.4600 | F 650.605.4700 | W quotient.com

Agreed to and accepted:

You acknowledge that you have carefully read and considered all provisions of this letter and the attachments and agree that all of the restrictions set forth herein are fair and reasonably required to protect the interests of Quotient. You acknowledge that you have received a copy of this letter and the attachments as signed by you. You acknowledge that, prior to signing this Agreement, you have had an opportunity to seek the advice of independent counsel of your choice relating to the terms of this letter and the attachments.

/s/ Matt Krepsik_____________________________
Matt Krepsik

Dated: 3/31/21 Start Date: _______________________

Enclosures:
•Duplicate Original Offer Letter
•At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement
•Benefits Summary

Quotient Technology Inc. | 400 Logue Avenue, Mountain View, CA 94043 | O 650.605.4600 | F 650.605.4700 | W quotient.com